Exhibit 10.1

AGREEMENT FOR TERMINATION OF LEASE
AND VOLUNTARY SURRENDER OF PREMISES

This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of October 30, 2006, by and between ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company (“Landlord”), and VALENTIS, INC., a Delaware corporation (“Tenant”), with reference to the following:

RECITALS

A.            Pursuant to that certain Lease dated as of December 21, 1993, as amended by that certain First Amendment to Lease dated March 18, 1997, as further amended by that certain Second Amendment to Leases dated April 10, 2001, as further amended by that Third Amendment to Lease dated July 2, 2003, and as further amended by that certain Fourth Amendment to Lease dated March 31, 2004 (as amended, the “Mitten Lease”), Tenant leases certain premises at the improved real property located at 863 Mitten Road, Burlingame, California, and which premises are more particularly described in the Lease (“Mitten Premises”).

B.            Pursuant to that certain Lease dated March 18, 1997, as amended by that certain Second Amendment to Lease dated August 24, 2000, as further amended by that certain Second Amendment to Leases dated April 10, 2001, and as further amended by that certain Amendment to Leases dated July 2, 2003 (as amended, the “Malcolm Lease”).  Tenant leases certain premises at the improved real property located at 866 Malcolm Road, Burlingame, California (“Malcolm Premises”).  The Mitten Lease and the Malcolm Lease are collectively referred to herein as the “Leases,” and the Mitten Premises and the Malcolm Premises are collectively referred to herein as the “Premises.”

C.            The term of the Leases expires on October 31, 2007.

D.            Tenant now desires to terminate the Leases and surrender the Premises to Landlord, and Landlord is willing to accept such surrender of the Premises and termination of the Leases pursuant to the terms of this Agreement.

E.             Capitalized terms used herein without definition shall have the meanings defined for such terms in the Mitten Lease.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises made herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.             Termination Date.  Landlord and Tenant hereby terminate the Leases, subject to Tenant’s satisfaction or Landlord’s waiver of all of the terms and conditions set forth herein, effective as of the January 15, 2007 (“Termination Date”).  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to limit Landlord’s right to terminate Tenant’s occupancy of the Premises prior to the Termination Date in the event that Tenant is in default or deemed to be in default under either the Mitten Lease or the Malcolm Lease.

2.             Basic Rent and Operating Expenses.

(a)           Subject to the last sentence of this Section 2(a) and Section 3, Tenant shall continue paying all rent and other charges which Tenant is required to pay under the Leases including, without limitation, (i) Basic Rent for the Mitten Premises as required under the Mitten Lease (“Mitten Base Rent”), (ii) base rent for the Malcolm Premises as required under the Malcolm Lease (“Malcolm Base Rent”), (iii) Tenant’s Percentage Share of the Project as provided for in the Mitten Lease (“Mitten Operating Expenses”), and (iv) Tenant’s Share of Taxes and Operating Expenses for the Complex (as defined in the Malcolm Lease) as provided for in the Malcolm Lease (“Malcolm Operating Expenses”).  Commencing on November 1, 2006, the HVAC maintenance charges attributable to the Premises shall be included, as applicable, in Mitten Operating Expenses and Malcolm Operating Expenses.  Provided that Tenant is not in default under either of the Leases and complies with all of the provisions of this Agreement, Tenant shall not be required to pay Mitten Base Rent, Malcolm Base Rent, Mitten Operating Expenses and/or Malcolm Operating Expenses for the period between January 1, 2007, and the Termination Date.

(b)           Tenant acknowledges and agrees that Landlord shall be entitled to all rent and other payments payable to and received by Tenant from subtenants occupying any portion of the Premises attributable to any time period after December 31, 2006, and Tenant shall immediately pay to Landlord any such rent and/or other payments received by Tenant from any subtenants.

3.             Security Deposit.  Landlord acknowledges that Landlord currently holds security deposits from Tenant under the Leases in the amount of $38,618.00.  Tenant hereby irrevocably and unconditionally directs Landlord and, so long as Tenant is not in default or deemed to be in default under the Leases, Landlord agrees to apply the full amount of the security deposit toward the payment of Mitten Base Rent and Malcolm Base Rent due on December 1, 2006.  Tenant further acknowledges and agrees that it shall have no right to receive and Landlord shall have no obligation to return to Tenant any portion of the security deposits under the Leases.

4.             Termination and Surrender.  Tenant shall voluntarily surrender the Premises on or before the Termination Date.  Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to (i) surrendering the Premises in accordance with the surrender requirements and in the condition required pursuant to applicable Lease, and (ii) all other matters related to restoring the Premises to the condition required under the applicable Lease.  Landlord hereby agrees that no removal or demolition of alterations, additions or improvements to the Premises will be required at the expiration of the Leases.  After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises.  Notwithstanding the foregoing, as provided in Section 5 hereof, those provisions of the Leases which, by their terms, survive the termination of the Leases shall survive the surrender of the Premises and termination of the Leases provided for herein.

5.             No Further Obligations.  Landlord and Tenant each agree that the other is excused as of the Termination Date from any further obligations with respect to the Leases, excepting only such obligations under the Leases which are, by their terms, intended to survive termination of the Leases, and as otherwise provided herein.  In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials or for violations of any governmental requirements or requirements of applicable law.  Nothing herein shall excuse Tenant from its obligations under the Leases prior to the Termination Date.

6.             Removal of Personal Property.  Tenant agrees that the Premises shall be surrendered free of all personal property of Tenant.  Any personal property of Tenant remaining in the Premises after the Termination Date is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.  Tenant specifically acknowledges and agrees that, notwithstanding anything to the contrary that may be contained in the Leases, in addition to all of the other items that are the property of Landlord and are required to remain at the Premises following the Termination Date, the following items are the property of Landlord and shall remain at the Premises following the Termination Date: all plumbing, electrical wiring, boilers, HVAC, chillers and back-up generators.

7.             Release of Liability.  As of the Termination Date, Tenant releases and exculpates Landlord from any liability arising from the Leases, and from the termination of the Leases.  The foregoing release extends to all rights of Tenant under Section 1542 of the California Civil Code and any similar law of any state or territory of the United States, which are hereby expressly waived and relinquished by Tenant.  Section 1542 reads:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Tenant acknowledges that this release and waiver are an essential and material term of this Agreement, without which Landlord would not become a party to this Agreement.

8.             Acknowledgment.  Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them.  Time is of the essence in this Agreement.

9.             No Assignment.  Except for any subleases which Landlord has consented to in writing, Tenant represents and warrants that Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Leases and that Tenant holds the interests in the Premises as set forth in the Leases as of the date of this Agreement.

10.          No Modification.  This Agreement may not be modified or terminated except in writing signed by all parties.  This Agreement may be signed in counterparts which taken together shall constitute one agreement binding upon the parties.

11.          Successors and Assigns.  The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.

12.          Attorneys’ Fees.  In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party.

13.          Conflict of Laws.  This Agreement shall be governed by the laws of the state in which the Premises are located.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TENANT:

VALENTIS, INC., a Delaware corporation

By:	/s/ Benjamin F. McGraw, III
Its:	President and Chief Executive Officer

LANDLORD:

ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/ Gary Dean
		Name:	Gary Dean
		Title:	A.V.P Real Estate Legal